Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

FISCAL 2012 FIRST QUARTER RESULTS

REPORTS FIRST QUARTER DILUTED EPS OF $0.05

ANNOUNCES EXTENSION OF ITS CREDIT FACILITY

Minneapolis, MN, June 30, 2011 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the 2012 fiscal first quarter ended May 28, 2011. The Company also announced that it completed an amendment to its existing $50 million credit facility that extends the facility’s maturity to June 30, 2014.

Results for the First Quarter Ended May 28, 2011

•                  Total net sales were $123.8 million, as compared to $126.2 million for the first quarter of fiscal 2011. Same store sales decreased 2% in the first quarter of fiscal 2012.

•                  Gross profit was $43.0 million for the quarter, as compared to $53.4 million in the first quarter of fiscal 2011. Gross margin was 34.7% for the first quarter of fiscal 2012, as compared to 42.3% in the first quarter of fiscal 2011.

•                  Operating income totaled $2.0 million, or 1.6% of sales, as compared to operating income of $10.6 million, or 8.4% of sales, in the same period last year.

•                  Net income for the quarter totaled $1.9 million, or $0.05 per diluted share, reflecting an effective tax rate of 8.7%, which is significantly lower than the statutory rate due to the Company’s recognition of a full valuation allowance against its deferred tax assets in the third quarter of fiscal 2011. The lower tax rate benefited diluted earnings per share by approximately $0.02 in the first quarter of fiscal 2012. Net income for the first quarter of fiscal 2011 totaled $6.3 million, or $0.18 per diluted share, including an effective tax rate of 41.1%.

Larry Barenbaum, President and Chief Executive Officer, commented, “During the first quarter, we continued to make progress on our key initiatives to improve the business. A modest selection of new product reflecting our updated styling was delivered in May and demonstrated stronger sell-through than we have seen during the past several seasons, and we are encouraged that we are on the right track with our merchandise initiatives. We remain extremely focused on evolving our merchandising strategy to update our assortment to better align with our customers’ tastes, which will be fully reflected in our fall deliveries. In addition, we have initiatives under way to strengthen our marketing efforts and enhance our in-store experience. While near term we expect the competitive environment to remain promotional, we remain confident that we are moving the Company in a direction that will lead to improved sales and profitability over the long term.”

First Quarter Balance Sheet Highlights and Capital Expenditures

The Company ended the first quarter of fiscal 2012 with total cash, cash-equivalents and investments of $101.3 million. Inventory, excluding e-Commerce inventory, was flat on a per-store basis at the end of the first quarter of fiscal 2012, as compared to the end of the first quarter of fiscal 2011. The Company’s balance sheet remains strong and management believes that its cash, cash-equivalents and investments are sufficient to meet the Company’s liquidity needs for the current fiscal year. Capital expenditures totaled approximately $3.5 million in the first quarter of fiscal 2012 as the Company opened eight outlet stores and six dual stores during the quarter.

Second Quarter Fiscal 2012 Outlook

•                  The Company expects same-store sales for the second quarter of fiscal 2012 to be flat to a low single digit increase as compared to the second quarter of fiscal 2011.

•                  Total gross margin for the second quarter of fiscal 2012 is expected to decline by approximately 350 to 450 basis points, as compared to the second quarter of fiscal 2011.

•                  The dollar amount of SG&A expense is expected to increase modestly in the second quarter of fiscal 2012, as compared to the first quarter of fiscal 2012, as the Company increases its investment in marketing and store payroll.

•                  Capital expenditures are expected to be approximately $18 million for fiscal 2012.

•                  The Company currently plans to open approximately 31 new stores and close approximately 35 existing stores in fiscal 2012.

Amendment and Extension of Existing Credit Facility

The Company has executed an Amendment to its Amended and Restated Credit and Security Agreement with Wells Fargo Bank, National Association (the “Credit Facility”). The $50 million Credit Facility was extended three years, with a new maturity date of June 30, 2014. Going forward, the interest rate on borrowings under the Credit Facility will consist of the three-month LIBOR plus 2%, reset daily. The Company currently has no borrowings under the Credit Facility and historically has only used the Credit Facility to open letters of credit.

Conference Call Information

The Company will discuss its first quarter results in a conference call scheduled for today, June 30, 2011, at 5:00 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until July 8, 2011. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until July 8, 2011. This call may be accessed by dialing (877) 870-5176 and using the passcode 2175867.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of June 30, 2011, the Company operates 773 stores in 46 states consisting of 506 Christopher & Banks stores, 243 stores in their plus size clothing division CJ Banks, nine dual-concept stores and 15 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The

forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements (i) that the Company continues to make progress on its key initiatives to improve the business; (ii) that the Company is encouraged that it is on the right track with its merchandise initiatives; (iii) that the Company remains extremely focused on evolving its merchandising strategy to update its assortment to better align with its customers’ tastes, which will be fully reflected in the fall deliveries; (iv) that the Company has initiatives under way to strengthen its marketing efforts and enhance the in-store experience; (v) that in the near term the Company expects the competitive environment to remain promotional; (vi) that the Company remains confident that it is moving in a direction that will lead to improved sales and profitability over the long term; (vii) that the Company believes that its cash, cash-equivalents and investments are sufficient to meet its liquidity needs for the current fiscal year; (viii) that the Company expects a flat to a low single digit increase in same-store sales for the second quarter of fiscal 2012, as compared to the second quarter of fiscal 2011; (ix) that for the second quarter of fiscal 2012 the Company expects total gross margin to decline by approximately 350 to 450 basis points, as compared to the second quarter of fiscal 2011; (x) that the Company expects the dollar amount of SG&A expense to increase modestly in the second quarter of fiscal 2012, as compared to the first quarter of fiscal 2012; (xi) that capital expenditures are expected to be approximately $18.0 million for fiscal 2012; and (xii) that the Company currently plans to open approximately 31 new stores and close approximately 35 existing stores in fiscal 2012. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED

MAY 28, 2011 AND MAY 29, 2010

(in thousands, except per share data)

	Quarter Ended
	May 28,	May 29,
	2011	2010

Net sales	$123,832	$126,235

Costs and expenses:
Merchandise, buying and occupancy	80,826	72,857
Selling, general and administrative	35,430	36,199
Depreciation and amortization	5,584	6,530
Total costs and expenses	121,840	115,586

Operating income	1,992	10,649

Interest income	79	116

Income before income taxes	2,071	10,765

Income tax provision	180	4,425

Net income	$1,891	$6,340

Basic earnings per share:

Net income	$0.05	$0.18

Basic shares outstanding	35,482	35,306

Diluted earnings per share:

Net income	$0.05	$0.18

Diluted shares outstanding	35,533	35,607

Dividends per share	$0.06	$0.06

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	May 28,	May 29,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$48,315	$38,730
Short-term investments	25,803	60,962
Merchandise inventories	34,808	34,543
Other current assets	16,596	14,260
Total current assets	125,522	148,495

Property, equipment and improvements, net	74,461	92,884

Other assets:
Long-term investments	27,179	15,172
Other	274	8,396
Total other assets	27,453	23,568

Total assets	$227,436	$264,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,688	$7,443
Accrued liabilities	26,400	24,672
Other current liabilities	—	3,704
Total current liabilities	38,088	35,819

Other liabilities:
Deferred lease incentives	14,937	18,371
Other	9,819	12,259
Total other liabilities	24,756	30,630

Stockholders’ equity:
Common stock	456	456
Additional paid-in capital	115,377	114,163
Retained earnings	161,396	196,567
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income	74	23
Total stockholders’ equity	164,592	198,498

Total liabilities and stockholders’ equity	$227,436	$264,947

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS

FOR THE QUARTERS ENDED

MAY 28, 2011 AND MAY 29, 2010

(in thousands)

	Quarter Ended
	May 28,	May 29,
	2011	2010

Cash flows from operating activities:
Net income	$1,891	$6,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,584	6,530
Deferred income taxes	—	(946)
Stock-based compensation expense	586	638
Other	42	(34)
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,172)	(1,602)
Decrease in merchandise inventories	4,403	3,953
Increase in other current assets	(1,054)	(591)
(Increase) decrease in other assets	40	(2)
Decrease in accounts payable	(3,395)	(6,124)
Increase (decrease) in accrued liabilities	(3,530)	386
Decrease in deferred lease incentives	(45)	(1,207)
Decrease in other liabilities	(170)	(440)
Net cash provided by operating activities	1,180	6,901

Cash flows from investing activities:
Purchases of property, equipment and improvements	(3,464)	(3,395)
Purchases of investments	(38,017)	(22,034)
Sales of investments	47,041	22,026
Net cash provided by (used in) investing activities	5,560	(3,403)

Cash flows from financing activities:
Dividends paid	(2,137)	(2,134)
Other	—	293
Net cash used in financing activities	(2,137)	(1,841)

Net increase in cash and cash equivalents	4,603	1,657

Cash and cash equivalents at beginning of period	43,712	37,073

Cash and cash equivalents at end of period	$48,315	$38,730